10.17

CONFIDENTIAL PORTIONS THAT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST AND FILED SEPARATELY ARE INDICATED BY ASTERISK (*).

February 22, 2005

NBC Sports Ventures, Inc.
National Broadcasting Company, Inc.
c/o NBC Sports
30 Rockefeller Plaza
New York NY 10012

RE: Association of Volleyball Professionals, Inc.

Gentlemen/Ladies:

As you know, Association of Volleyball Professionals, Inc. (the "**Company**" or "**AVP**") has agreed to a business combination with Othnet, Inc., a public company traded under the symbol "ONET" ("**Othnet**"). The combination will be effected as a merger (the "**Merger**") between the Company and a wholly owned, newly formed subsidiary of Othnet. As a condition to this Merger, the consent of National Broadcasting Company, Inc. ("**NBC**") and its wholly-owned subsidiary NBC Sports Ventures, Inc. are required.

We refer herein to (i) the binding term sheet between NBC and the Company, dated June 12, 2003 (the "**Term Sheet**"); (ii) the Time Buy Agreement dated May 29, 2002 between NBC and the Company, as amended by the Term Sheet (the "**Time Buy Agreement**") and (iii) the Production Agreement dated May 29, 2002 between NBC and the Company (the "**Production Agreement**"). The Term Sheet, the Time Buy Agreement and the Production Agreement are referred to herein collectively as the "**NBC Agreements**".

This letter agreement memorializes the agreement between the Company, Othnet, and NBC, with respect to the following matters:

1. Representations of the Company and Othnet. Each of the Company and Othnet represent, warrant and covenant to NBC that (i) the Company will survive the Merger as a wholly owned subsidiary of Othnet, (ii) all current holders of Company stock, including NBC with respect to each share of Company preferred stock to which NBC is entitled pursuant to the Term Sheet, will be issued Othnet Series A Convertible Preferred Stock, which will automatically convert into Othnet Common Stock upon amendment of Othnet's Certificate of Incorporation authorizing an adequate amount of Othnet Common Stock, (iii) no current equity holder of the Company has, or will be granted, any right to require the Company to repurchase or redeem any of such equity holder's Company stock or Othnet securities issued in exchange therefor, (iv) no current equity holder of the Company has, or will be granted, any preference more favorable than NBC in terms of voting, conversion to Othnet Common Stock, dividends, or liquidation, in respect of any such Othnet securities, (v) no current equity holder of the Company will receive Othnet securities in the Merger at a more favorable conversion rate than that applicable to NBC's Company stock,(vi) simultaneously with or immediately following the Merger, the Company/Othnet will consummate a financing (the "**Financing**") that will generate net

6100 Center Drive, Suite 900 Los Angeles, CA 90045 Tel 310.426.8000 Fax 310.426.8010

proceeds to the Company/Othnet of approximately $4,300,000, (vii) not more than $250,000 of such net proceeds will be used to repay Company debt owed to insiders and related parties, (viii) upon consummation of the Merger and the Financing, NBC's 4.17% equity ownership in the Company will become not less than 2.53% equity ownership in Othnet; (ix) the Company and Othnet agree to provide NBC with registration rights that cover all of the securities of Othnet that NBC will receive in the Merger and such registration rights shall be identical to those to be provided to holders of Othnet's Series B Preferred Stock as described in Schedule A attached hereto; (x) NBC shall not be required to enter a lock-up agreement with respect to any Othnet securities received by NBC in connection with the Merger.

2. Based upon the representations set forth in paragraph 1, NBC consents to the Merger.

3. NBC further agrees to waive its put rights set forth in the Term Sheet. If the Merger and the Financing are not consummated or if the Company breaches any obligation, warranty or representation set forth herein, the foregoing waiver shall be null and void. The Company represents and warrants to NBC that all other current equity holders of the Company with put rights have waived such put rights.

4. The Company and NBC agree to further amend the Time Buy Agreement as follows:

(a) With respect to 2005, AVP agrees to purchase from NBC an aggregate of fourteen (14) hours of programming time on the NBC television network as follows:

(i) AVP confirms its agreement to purchase a total of nine (9) hours of programming time at the rate of [redacted] per hour (the "Original Time Buy"), which shall be used for telecast of the following AVP events:

Event	Date	Time
AVP Hermosa Beach Open	7/23/05	4:30-6pm
	7/24/05	4:30-6pm
AVP Huntington Beach Open	8/13/05	4:30-6 pm
	8/14/05	4:30-6 pm
AVP Manhattan Beach Open	8/20/05	4:30-6pm
	8/21/05	4:30-6pm

With respect to the Original Time Buy, there shall be 20 units per hour, all of which shall be sold by AVP.

(ii) AVP agrees to purchase an additional five (5) hours (the "Additional Hours") of programming time at the rate of [redacted] per hour for telecast of the following AVP events:

Event	Date	Time
AVP Cincinnati Open	-7/2/05	4:30-6pm
	7/3/05	4:30-6pm
AVP Chicago Open	9/4/05	1-3pm

With respect to the Additional Hours, there shall be 20 units per hour [redacted]

(b) AVP commits to purchase in each of 2007 and 2008 a minimum of six (6) hours per year of additional programming time from NBC. Specific telecast dates and times shall be mutually agreed in good faith. AVP and NBC agree to negotiate in good faith the per hour rates to be applicable in 2007 and 2008 but in any event such per hour rates shall not be less than the per hour rate in 2006. With respect to the foregoing, the parties acknowledge and agree that pursuant to the Term Sheet, AVP shall have the right to terminate the Time Buy Agreement and Production Agreement if AVP elects to pursue a rights fee strategy in lieu of a time buy; provided, however, that such right shall be subject to NBC's exclusive right of first negotiation and the right to match the financial terms of any third party offer (the "Rights Fee Termination Right"). With respect to the Rights Fee Termination Right, the parties agree that (i) AVP shall not be entitled to exercise the Rights Fee Termination Right with respect to 2005 programming; and (ii) AVP shall not be entitled to exercise the Rights Fee Termination Right with respect to any subsequent year during the Term if AVP and NBC have mutually agreed upon the dates/times for AVP's programming for such year and NBC has booked such time with NBC's affiliates.

(c) Subject to the foregoing amendments and modifications the Time Buy Agreement remains in full force and effect.

5. The Company and NBC agree to amend the Production Agreement as follows: Production Fees in 2005 and 2006 shall be [redacted] per Program, or [redacted] for two Programs on consecutive days. Production Fees in 2007 and 2008 shall be [redacted] per Program, or [redacted] for two Programs on consecutive days. Production Fees due in 2005 in connection with the Additional Hours are hereby waived. Subject to the foregoing amendments and modifications, the Production Agreement remains in full force and effect.

6. This letter agreement and the NBC Agreements (as amended hereby) set forth the entire agreement between the parties with respect to the matters referred to herein and therein. NBC shall not be obligated pursuant to any document or agreement to which it is not a party.

This is a great development for the Company and Othnet and we look forward to NBC's participation in our future for many years to come. If the foregoing is acceptable, please indicate your agreement to the foregoing by signing and delivering both copies of this letter agreement, which I have enclosed. This letter agreement may be executed in separate counterparts, each of which when executed and delivered (including without limitation via facsimile) will be deemed an original and all of which together will constitute the same agreement and will be binding upon the parties.

Agreed and Accepted by:

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: ______________________
Name: Leonard Armato
Title: Chief Executive Officer and Commissioner

Agreed and Accepted by:

OTENET, INC.

By: [signature]
Name: [illegible]
Title: President

Agreed and Accepted by:

NBC UNIVERSAL, INC. as successor to NATIONAL BROADCASTING COMPANY, INC.

By: ______________________
Name: ______________________
Title: ______________________

Agreed and Accepted by:

NBC SPORTS VENTURES, INC.

By: ______________________
Name: ______________________
Title: ______________________

Agreed and Accepted by:

OTHNET, INC.

By:__________________________
Name:________________________
Title:_________________________

Agreed and Accepted by:

NBC UNIVERSAL, INC. as successor to
NATIONAL BROADCASTING COMPANY, INC.

By: [illegible]
Name: [illegible]
Title: [illegible]

Agreed and Accepted by:

NBC SPORTS VENTURES, INC.

By: [illegible]
Name: [illegible]
Title: [illegible]

National Broadcasting Company, Inc. ("NBC") and Association of Volleyball Professionals, Inc. ("AVP") agree as follows with respect to NBC's investment in AVP:

Parties: National Broadcasting Company ("NBC") or a wholly-owned subsidiary of NBC
Association of Volleyball Professionals, Inc. ("AVP")

Investment Proposal: AVP currently has a contract to pay NBC [redacted] per hour for its time buy on NBC. NBC will provide AVP [redacted] rate of [redacted] per hour. AVP will pay for [redacted] per hour of the payment for 2003 in cash according to the terms of the time buy agreement. For the remaining payment totaling $1,008,000, AVP will give NBC equity in AVP Inc. at a pre-money valuation of $15MM

If AVP secures cash funding from a financial investor in the current round or before the end of 2003, AVP will make NBC ownership "whole" at the pre-financial investor level at no additional cost.

NBC will have tag-along and drag-along rights with Leonard Armato and Armato-related companies ("Armato Group") in any sale of AVP equity that results in the loss of the Armato Group controlling interest in AVP. [Lawyers will include protection against Armato Group selling 50% or more of his control in smaller tranches over a period of time without NBC being able to participate.]

AVP gives NBC the right to put, at NBC's option, any or all of its equity to AVP on the date 2 years from issue. The put will be priced at the original NBC investment plus interest at prime plus 2%. NBC will have the right to exercise its put immediately after the 2005 and 2006 season. If AVP does not have sufficient capital to pay for the put, AVP will issue NBC a note on mutually agreed upon terms, which give NBC preference over dividends, profit sharing, etc.

The time buy contract will automatically renew each year through 2006. AVP will pay NBC for such time at the earlier established 2003 discounted hourly rate of [redacted] per hour plus an annual 5% price increase.

If AVP elects to pursue a rights fee strategy, NBC shall have an exclusive right of first negotiation and the right to match the financial terms of any third party offer.

TV Broadcast: NBC to broadcast on its network:

9 Hours of 3 Events/6 Broadcasts in 2003

With a Time Buy Renewal, AVP will commit to:
6 5 Hours of 3 Events/4 Broadcasts in 2004
9 Hours of 4 Events/6 Broadcasts in 2005

9 Hours of 4 Events/6 Broadcasts in 2006

NBC and AVP will work together to determine the specific dates and times for these broadcasts and AVP will provide events on such dates.

NBC to promote the AVP telecasts on air to be detailed and agreed upon by both parties.

NBC to make commercially-reasonable efforts to place AVP events behind strong "lead-in" events on its network schedule.

Board Representation As an equity investor, NBC to have rights to ~~elect~~ [illegible] 1 board member to AVP.

Confidentiality: Neither party, nor any of their respective principals, employees or representatives will publicly disclose any information with respect to the terms of this agreement without the prior approval of the other party. Any press release or public announcement concerning the subject matter of this agreement will be issued jointly by the parties and subject to the parties' prior approval.

The foregoing shall constitute the binding agreement of the parties until such time as long form agreements, containing the above terms and other usual and customary terms to be negotiated in good faith, are entered into.

NATIONAL BROADCASTING COMPANY, INC.

By: ______________________
Name: [illegible]
Title: [illegible]
Date: June 12, 2003

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: ______________________
Name: Andrew Kalt
Title: Chief Operating Officer
Date: June 12, 2003

NBC SPORTS

May 29, 2002

Association of Volleyball Professionals, Inc.
1600 Rosencrans Avenue
Building #7, Suite 310
Manhattan Beach, CA 90266
Attn: Leonard Armato, CEO

Re: Time Buy Agreement

Ladies and Gentlemen:

This will confirm the agreement between NBC Sports, a division of National Broadcasting Company, Inc. ("NBC") and Association of Volleyball Professionals, Inc. ("Rights Owner"), with respect to the telecast of the certain major AVP events occurring in 2002, 2003 and, subject to Section 10 below, 2004 and 2005 (each an "Event" and collectively the "Events", the telecast of each Event being hereinafter referred to as the "Program"). It is intended by the parties that the Events covered by this agreement shall be major, prestigious, "grand slam"-type events of the AVP tour.

1. Telecast Date and Time

NBC agrees to provide and Rights Owner agrees to purchase from NBC four (4) hours of programming time on the NBC television network for the telecast of the Programs during each of 2002, 2003 and, subject to Section 10 below, 2004 and 2005. Each Program shall be two hours and shall be telecast on a live basis. Telecast dates for 2002 shall be as follows:

Sunday, August 11, 4-6pm
Sunday, August 25, 2-4pm

Similar telecast dates and times for 2003 and subsequent years shall be mutually agreed. NBC agrees to discuss with Rights Owner any proposed change in the planned 2002 telecast times and to use reasonable commercial efforts to accommodate any objections or suggestions of Rights Owner.

Rights Owner represents and agrees that coverage of the finals of each Event and each Program has not been, and will not be, exhibited in whole or in part in any media (including the Internet) in the United States of America, its territories and possessions, prior to the NBC telecast date. In addition, except as provided in the next paragraph, Rights Owner agrees

that the Program will not be re-exhibited in the United States in whole or in part prior to the date that is thirty (30) days after such scheduled NBC telecast date.

Rights Owner may authorize local, regional and/or national media outlets to use clips of coverage of preliminary round competition of each Event provided that such clips may be used only (i) in news programs up to :30 seconds per clip or 2 minutes per news program and/or (ii) in entertainment or other programs (including webcasts), up to 2 minutes per program. AVP shall use good faith efforts to have such entertainment or other programs or webcasts promote the telecast of the finals of the Events on NBC.

Subject to availability, NBC agrees that with respect to 2003 and thereafter Rights Owner shall have the option (the "AVP Option") to purchase an additional two (2) hours of programming time on the NBC television network in the second or third quarter of each such year at the hourly rates specified in Section 4, provided that Rights Owner shall have notified NBC not later than October 30 of the prior calendar year of its intent to do so.

2. Production of the Programs; Location of Events

Rights Owner agrees that NBC shall produce the Programs pursuant to the separate agreement between Rights Owner and NBC of even date herewith. Each Program shall be one hundred twenty (120) minutes in length after inclusion of all Network commercials, station breaks, Network identifications, and any Network promotional or advertiser billboard material which may be included.

NBC agrees to furnish at NBC's expense (including fees, travel and expenses) such on-air talent as NBC deems necessary, as well as a production coordinator, who will ensure that the calibre of production meets NBC's standards. NBC will consult in good faith with Rights Owner as to the NBC on-air talent to be assigned to the Programs however the final determination will be NBC's. NBC may also designate at NBC's expense representatives to act in consulting capacities, and such representatives may, at NBC's option, be in attendance through all phases of competition, coverage and editing.

The 2002 Events are expected to take place in Los Angeles and Chicago, it being understood that such locations are subject to change. Rights Owner agrees to consult in good faith with NBC as to the locations for the Events and agrees to take into consideration comments, concerns and suggestions which NBC may have.

3. Advertiser Commercials; Billboards; Station Breaks

Each Program will contain the following commercial elements and station breaks:

thirty-eight 30-second network commercial units (each a "Unit").
2 21-second NI promo/94 second internal station break.
1 21-second NI promo/64 second terminal station break.
40 seconds total of billboards

In addition, NBC may incorporate into the broadcast of each Program a Sun America Sports Desk segment or similar NBC Sports update segment. If NBC obtains a sponsor for a sports desk segment other than Sun America, such new sponsor shall not conflict with the title sponsor, if any, for the Program.

The parties agree that the Program will be brought to NBC as a fully-sold advertiser-supplied program. Rights Owner shall be responsible for selling the Units and shall be entitled to retain all revenue therefrom; provided that Rights Owner shall pay over to NBC a network integration charge of $250 for each commercial insertion.

Subject to Section 5, Rights Owner may enter into an agreement with a title sponsor (the "Title Sponsor") for the title sponsorship of each Event and the related Program and/or an umbrella sponsor or presenting sponsor for the Events.

Certain advertisers designated by Rights Owner will be entitled to one or more 5-second billboards. The Program may contain two sets of billboards (an opening set and a middle or closing set), up to a total of eight (8) billboards during the telecast of the Program. No set may exceed twenty (20) seconds and total billboards may not exceed forty (40) seconds. Rights Owner may vary the lengths of the commercial positions to create 60, 90 and 120 second commercial positions provided the total amount of commercial time does not exceed 9.5 minutes during each hour or 4.75 minutes per half hour.

In addition, certain advertisers designated by Rights Owner may sponsor vignettes to be included in each Program, provided there shall be a maximum of three (3) such vignettes (including any title, presenting or umbrella sponsor's vignette) per Program. Vignettes may be up to 30 seconds in duration and the aggregate duration of all vignettes in the Program may not exceed 60 seconds.

It will be Rights Owner's responsibility to allocate the commercial elements within the above format and the final allocation must be furnished to NBC by Rights Owner by close-of-business on the Tuesday preceding the scheduled telecast date of the Program.

The Programs shall not contain any on-air commercial elements except as expressly agreed above. The Programs shall not contain end credits. Rights Owner may agree to provide on-air acknowledgement (i.e., "317s") of production benefits received, provided that if Rights Owner receives airline, hotel or rental car benefits in return for agreeing to provide such on-air acknowledgement in any Program, such benefits shall be provided pro rata to any NBC-provided on-air talent and production coordinator assigned to the applicable Event and the Programs. Each "317" shall be in the format and duration customary for NBC Sports programming and as approved the NBC's Department of Standards.

Rights Owner shall notify NBC in writing (Attention: Jon Miller, Sr. VP – Programming, NBC Sports) of the identity of each AVP sponsor that has been granted category exclusivity by AVP. Upon receipt of such notice, NBC agrees to notify its affiliates of the identity of such AVP sponsors.

4. Fees

As payment for NBC's agreement to telecast the Programs and the Units contained therein, Rights Owner hereby agrees to pay NBC a time charge amount (the "Time Charge Amount") as follows:

2002 - [redacted] per hour (i.e., [redacted] total)
2003 - [redacted] per hour (i.e., [redacted] total)
2003 - [redacted] per hour (i.e., [redacted] total), *if extended*
2004 - [redacted] per hour (i.e., [redacted] total), *if extended*

If the AVP Option to increase the number of hours purchased from four to six is exercised with respect to any year, the total Time Charge Amount due with respect to such year shall increase proportionately.

The Time Charge Amount shall not be reduced by any advertising agency or other commissions.

One half of the applicable Time Charge Amount for each Program shall be paid to NBC no later than thirty days prior to the scheduled telecast date and the balance shall be paid in full no later than thirty days after telecast of the Program.

To ensure that NBC is paid in accordance with the terms hereof, Rights Owner shall cause to have issued and delivered to NBC (attention: Donna Bryan) not later than August 1 of each year during the term hereof (the "Delivery Date"), the original of an irrevocable standby letter of credit naming NBC as the beneficiary in an amount equal to the Time Charge Amount for such year. The letter of credit must (1) be issued by a United States bank reasonably acceptable to NBC, (2) be effective as of a date not later than the Delivery Date and shall remain effective for at least thirty (30) days after the latest scheduled NBC telecast date for a Program in such calendar year, and (3) provide that NBC shall have the right to draw (including partial draws) on the letter of credit in New York (i) if and to the extent that Rights Owner fails to pay any portion of the Time Charge Amount for the Programs when due, or (ii) if Rights Owner fails to deliver the Programs when due.

NBC will invoice Rights Owner for, and Rights Owner shall pay to NBC, the integration charges specified in paragraph 3 above. Such payment shall be due within thirty (30) days of the invoice date but not earlier than the applicable telecast date.

5. Compliance

Since the Programs will fall within the classification of so-called advertiser-supplied programs, Rights Owner agrees to use good faith efforts to cause each advertiser in the Programs to enter a binding agreement with Rights Owner that requires such advertiser, and such advertiser's

agency, if applicable, to abide by the rules and satisfy the obligations set forth in Sections 7, 27, 30, 32, 33 and 35 of NBC's standard Participating Sponsorship Agreement attached hereto as Exhibit A.

Rights Owner shall comply and shall cause the operators of the Events to comply with the requirements of NBC's Department of Advertising Standards and Program Compliance ("Department of Standards"), as provided to Rights Owner in writing or conveyed by the NBC production coordinator, as well as with standards generally considered industry standard and of which Rights Owner could reasonably be expected to be aware. The Department of Standards shall have the right to approve the titles of the Programs. Rights Owner agrees to execute the Sports Program Disclosure Letter (attached hereto as Exhibit B), and associated forms when provided by the Department of Standards.

Rights Owner shall submit to the Department of Standards the names and addresses of each advertiser, the number of Units purchased by such advertiser as well as a copy of the commercial advertisement and any billboard material, and an explanation of any and all other forms of in-Program exposure to be made available to advertisers or Event sponsors, at the earliest opportunity, but no later than fifteen (15) days prior to the air date of each Program. Rights Owner must specifically identify any commercial announcement which includes appearances of any of the participants in the Program. NBC's Department of Standards reserves the right to reject any commercial advertisement and/or any in-Program exposure, including on-site signage, that does not satisfy NBC standards and policies. NBC agrees to notify Rights Owner of any rejected commercial or other material promptly after its submission by Rights Owner.

Rights Owner, in addition, shall supply to NBC's Department of Standards, at the earliest possible opportunity, the complete rules, if any, for the conduct of the Event (including tie-breaking procedures), and full disclosure of all prize monies, if any, available to Event participants, including whether or not guaranteed appearance fees were promised and the amount thereof.

6. Promotion; Hospitality

During the period beginning one to two weeks prior to a scheduled NBC telecast date, NBC will promote each Program on-air in NBC Sports programming in accordance with NBC's usual and customary practices and consistent with NBC Sports promotion of similar sports programming. NBC will use best efforts to facilitate discussions between NBCSports.com and AVP with respect to possible website promotion, reciprocal hyperlinks, etc.

Rights Owner shall provide NBC with up to 10 VIP tickets, VIP all-access credentials and VIP parking passes (if any) to each Event, free of charge, as reasonably requested by NBC.

7. Possible Rainout or Cancellation

If any Event is delayed or canceled because of inclement weather or any other reason, Rights Owner will be required to make available alternate programming reasonably acceptable (which

may include early round competition) to NBC, on a commercial basis, to fill the time period of the delayed or canceled telecast. All provisions of this Agreement shall remain in effect in the event of such a delay or cancellation.

8. Reuse Rights

Rights Owner grants to NBC the following non-exclusive reuse rights to each Program: (i) for rebroadcast for one year after the initial telecast on the NBC television network during rain delays of live sports programming; (ii) for internal, file and reference use; (iii) for excerpt use of up to five (5) minutes for one year after the initial telecast, and up to 60 seconds in length in perpetuity, in any NBC-affiliated media for various purposes including but not limited to use in news, year-in-review shows, highlight shows, awards shows, network and sports features, vignettes, promos and anthology shows; and (iv) for use in whole or in part for one year after the initial telecast on the NBC television network in "in-flight" programming provided to commercial carriers by NBC. NBC shall be responsible for any residual payments to announcers and/or participants and/or other third parties, if any, arising from any such reuse. NBC will not use excerpts in any manner which constitutes or implies an endorsement of any product or service.

9. Representations and Warranties; Indemnities

Rights Owner warrants and represents that (i) Rights Owner has the right to enter into and to make these arrangements with NBC and to grant NBC the rights granted herein; (ii) Rights Owner has obtained or will obtain all third party clearances necessary in connection with the telecasts of the Programs on the NBC television network as required hereunder, including with respect to content included in the Programs, such as music, video clips and the like, if any, but excluding on-air talent provided by NBC and excluding any third party content provided by NBC as part of NBC's production services pursuant to the separate production agreement between NBC and Rights Owner; and (iii) Rights Owner or its advertisers has obtained or will obtain all necessary rights for the airing of the Units and billboards, including the talent, music and other material incorporated therein.

NBC warrants and represents that (i) NBC has the right to enter into and to make these arrangements with Rights Owner; (ii) NBC has obtained or will obtain rights as necessary in connection with on-air talent provided by NBC; and (iii) NBC is party to "blanket" public performance rights license agreements with ASCAP, BMI and SESAC containing usual and customary terms.

Rights Owner will defend and indemnify NBC, its parent, affiliates, the stations in the NBC television network over which the Program is carried and their respective officers, directors, and employees against any claims, actions, judgments, liabilities, damages and losses (including reasonable outside attorney's fees) arising out of the breach by Rights Owner of any representation, warranty or agreement made by Rights Owner herein.

NBC will defend and indemnify Rights Owner and its officers, directors, and employees against any claims, actions, judgments, liabilities, damages and losses (including reasonable outside

attorney's fees) arising out of the breach by NBC of any representation, warranty or agreement made by NBC herein. NBC's indemnification obligation hereunder (but not under the Production Agreement) shall not exceed the total amounts received by NBC under this Agreement.

For purposes of these indemnities, the indemnifying party may use counsel of its own choice and shall control the defense and settlement of such claims. The indemnified party shall promptly inform the indemnifying party of any claim upon its being made, and shall cooperate in the defense or settlement of such claim.

10. Extension for Future Events: Right of First Negotiation/First Refusal

This agreement shall automatically extend for an additional two year period with respect to two (2) "grand slam"-type AVP events in each of 2004 and 2005 (the "Future Events") unless Rights Owner notifies NBC in writing on or prior to October 1, 2003, that Rights Owner has elected not to pursue over-the-air network television time buy arrangements for telecast of the Future Events in 2004 and 2005, in which case, subject to the next paragraph, this agreement shall be deemed terminated upon satisfaction of the parties' respective obligations hereunder with respect to the 2003 Events.

If this agreement does not automatically extend and Rights Owner intends to pursue over-the-air network television distribution for the Future Events, Rights Owner shall so notify NBC and NBC shall have an exclusive right of first negotiation/first refusal with respect to telecasts of the Future Events in 2004 and 2005. NBC and Rights Owner shall negotiate exclusively for a 30 day period beginning upon receipt by NBC of Rights Owner's notice, with respect to the terms and conditions on which Rights Owner proposes to enter into agreements for the telecast of Future Events. If no agreement is reached within such 30 day period, Rights Owner shall notify NBC in writing of Rights Owner's minimum required terms (the "Minimum Terms") and NBC shall have 10 days to accept or reject the same. If NBC does not accept the Minimum Terms, Rights Owner shall be free to enter into negotiations with third parties but shall not enter into any agreement on terms less favorable to Rights Owner than the Minimum Terms without first notifying NBC in writing of such proposed terms and providing NBC the opportunity to match. If NBC elects not to match, Rights Owner shall be free to enter into an agreement with a third party on such terms and neither party shall have any further obligations under this Section 10. If Rights Owner does not enter into an agreement on any such proposed terms, this provision shall apply to any subsequent offer made or received by Rights Owner with respect to 2004 and 2005 events.

11. Preemption

It is understood and agreed that due to exigencies, world events, or other conditions beyond NBC's control (including but not limited to, obligations NBC may have to cover live events occurring before or after the scheduled telecast time period for any Program), NBC may interrupt or delay the telecast of a Program. In such case, NBC may elect to (i) rebroadcast the Program at a time and date to be mutually agreed by NBC and Rights Owner after good faith

discussion of available time periods, if any, or (ii) cause any Units sold by Right Owner but not aired as a result of such interruption to be broadcast in comparable NBC Sports programming reasonably acceptable to AVP and/or the affected advertiser or (iii) reduce the Time Charge Amount proportionately (based on 19 Units per hour) to adjust for the number of Units not telecast as a result of such interruption or delay.

12. Certain Related Matters

Rights Owner shall use best efforts to obtain the participation of top-ranked United States beach volleyball players in each Event.

Failure to comply with this provision shall be deemed a material breach and if Rights Owner so fails to comply, NBC shall have the right to terminate this agreement upon 30 days notice unless such breach is cured to NBC's reasonable satisfaction within 30 days of receipt by Rights Owner of such notice. If Rights Owner shall fail to cure any such breach to NBC's reasonable satisfaction within 30 days, this agreement shall be terminated effective as of the date 30 days after the delivery of such notice.

13. General

Rights Owner agrees that NBC shall have the right to display at the Event, within view of the cameras or otherwise, certain NBC banners in locations mutually agreeable to NBC and Rights Owner.

This agreement may not be assigned, amended or modified except in writing signed by both parties. The failure by any party to enforce any provision hereof shall not be deemed a waiver of such provision and no waiver of any provision hereof shall be effective unless in writing signed by the party waiving rights.

Notices shall be delivered in person or by overnight courier, and if sent by overnight courier, shall be deemed received on the next business day. Notices to NBC shall be sent to NBC Sports, 30 Rockefeller Plaza, 15th Floor, New York, NY 10112, Attention: Sr. Vice President, Programming, NBC Sports. Notices to Rights Owner shall be sent to the address and person named on the first page hereof.

This agreement together with the Production Agreement of even date herewith, is the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements or understandings relating to the subject matter hereof which are not contained herein or in the Production Agreement are superseded by this Agreement. The agreement shall be interpreted under the laws of the State of New York, excluding all principles of referral to laws of other jurisdictions which might otherwise be applicable under doctrines of conflicts of laws.

Please indicate your acceptance and agreement by signing in the space indicated below.

Very truly yours,

NBC Sports, a Division of
NATIONAL BROADCASTING COMPANY, INC.

By: ______________________
Name: JONATHAN MILLER
Title: SVP

ACCEPTED AND AGREED:
ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By ______________________
Name:
Title:

EX. A

Participating Sponsorship Agreement
Part II

1. DEFINITIONS

"Advertiser" means the advertiser named in Part 1.
"Agency" means the advertising agency named in Part I (see also paragraph 23).
"NBC" means NBC Television Network, a Division of National Broadcasting Company, Inc.
"paragraph" - all references to 'paragraphs' by numbers apply to this Part II.
"participation" means a sponsorship unit which entitles Advertiser to 30 seconds of commercial time unless otherwise specified in Part I hereof.
"Program" means the program(s) and/or event(s) described in Part I intended for telecast in which Advertiser is a sponsor.
"Section" - references to 'Sections' by numbers apply to Part I of which this Part II is a part (by attachment or by reference) and without which this Part II shall be invalid.
"telecast" means the presentation and transmission of any of the programs described in Part I on one occasion to any or all stations.
The four digit numerals within parentheses at the conclusion of certain paragraphs are internal NBC printing codes and are not a part of this agreement.
Certain paragraphs are intentionally omitted for reasons of inapplicability. (0491)

2. STATIONS

a. **Stations Ordered.** Stations ordered for Advertiser for the Program(s) shall be the interconnected affiliated stations identified in the NBC TV Station List and such other stations as NBC may elect to include in the Program's station lineup, including delays, if any. NBC shall endeavor to make available as many stations as possible. The status of availability of all ordered stations, whether available or not, shall be included in the NBC TV Station List which shall be furnished to Agency upon request.

b. **Station Lineup.** Station lineup as used herein shall comprise all stations which are available or may become available for the Program(s) on a basis which is live or tape delayed.

c. **Addition of Ordered Stations.** Stations which are initially reported unavailable but which become available for the telecast(s) on either a live or tape delayed basis shall become part of Advertiser's station lineup effective immediately. (0491)

4. PACKAGE PRICE

The package price(s) indicated in Part I include all charges except the applicable Integrated Networking Charge and other charges for special commercial requirements. (0491)

5. INTEGRATED NETWORKING CHARGE

The Integrated Networking Charge listed in the current NBC Television Network Commercial Integration Manual shall be applicable to each commercial insertion up to and including 60 seconds in length. Announcements in excess of 60 seconds will be billed at a proportionately higher charge. This production facilities charge includes the services, as required, for program origination, videotaped repeat network telecast(s), and satellite transmissions. Also included are the normal insertions of tape commercials when originated from network control points in New York and/or Burbank and the normal insertions of commercials into delayed broadcasting tapes. Additional production charges may be made for special commercial requirements in accordance with the NBC O&TS Rate Card. With respect to late delivery of commercial material, charges and other conditions will be in accordance with the NBC Television Network Commercial Integration Manual. (0593)

6. PROGRAM

a. **Supplier.** The Program(s) set forth in Part I will be supplied by NBC and NBC will furnish for such Program(s) all the necessary creative elements, production facilities and services therefor and personnel and talent required for the appropriate television presentation of the Program(s). Each program will conform to NBC's programming and operating policies and technical standards. (1089)

d. Production Facilities and Services. Production facilities and services charges applicable to the Program(s) are included in the package price. Agency will furnish all elements for and will bear all costs of the commercials. To the extent feasible, NBC will provide, if requested, production facilities and/or personnel for the production and presentation of commercials. Rates therefor will be charged to Agency in accordance with the O&TS Rate Card (or at rates quoted upon request where such Rate Card rates do not apply). (0593)

Agency must deliver commercial material to NBC no later than 14 days prior to the scheduled telecast and NBC shall insert such material into the program(s) to be telecast. (0882)

7. AGENCY-FURNISHED MATERIAL

a. Furnishing and Submission. All commercial announcements and talent and material therefor and billboards where applicable (except as may be furnished by NBC) and any other material furnished by Agency for the telecasts are hereinafter collectively and individually referred to as Agency material. Agency material must be furnished to NBC at least 14 days in advance of air date. Agency warrants that it has obtained all necessary rights for the performance and use of said agency material, including music performance. (0489)

b. Compliance With Standards. Agency material must conform to the programming and operating policies of NBC, and the quality of recorded Agency material must comply with NBC's technical standards, and shall not contain copy or material which conflicts with product protection rights granted to others by NBC. NBC has the continuing right to require Agency and Advertiser to edit and modify any and all Agency material to the extent NBC deems necessary to conform to the public interest and to the programming and operating policies of NBC. NBC reserves the right to refuse to accept for telecasting or to refuse to telecast any Agency material which does not in its judgement conform to the public interest or to such policies and standards, or which in the reasonable opinion of NBC may violate the rights of others. (0882)

c. Substitution by Agency. In the event of NBC's refusal to accept any Agency material, Agency will substitute other material therefor acceptable to NBC. The acceptance or rejection by NBC of any substitutes hereunder shall be made by NBC in accordance with the requirements of paragraph 7b. (1062)

d. NBC Rights on Agency's Failure to Furnish. In the event Agency fails to furnish any Agency material as herein provided, or in the event NBC disapproves any Agency material and Agency fails to furnish substitutes therefor satisfactory to NBC, NBC may, at its option, schedule promotional or public service type announcements in place of Agency's regularly scheduled commercial material without identification of Advertiser except as required by law or administrative regulation. No such action on the part of NBC under this paragraph shall relieve Agency of its obligation to make payments for all charges as provided for hereunder. (0593)

9. INCREASES AND PROTECTION

NBC reserves the right to change production facilities and services charges, including the Integrated Networking Charge, effective on such date as announced by NBC to the trade. Any such change which results in an increase to Advertiser will not apply until three months after the date upon which such change is announced by NBC. (0593)

10. ADVERTISING AGENCY COMISSION

The package price (s) set forth in Part I and the Integrated Networking Charge include an advertising agency commission of 15%. (0489)

11. BILLING AND PAYMENT

All charges hereunder will be billed to Agency on the second business day following the month of telecast(s) and shall be paid on or before the 15th day of the billing month (or such earlier date as set forth by any special payment terms or as designated in Part D, it being agreed that time of payment is of the essence. Notwithstanding disagreement between the parties as to particular items of charge or credit as of the due date, all charges not specifically and reasonably questioned by Agency shall be paid by such date. NBC's obligations under this agreement are also conditioned upon full payment by Agency of all obligations to NBC under preceding or concurrent agreements with NBC for the same advertiser. (0491)

12. DAY AND TIME PERIOD OF SPONSORSHIP

Part I reflects the day, starting time, program length and program to be sponsored on a participating basis by Advertiser on the dates shown, expressed in New York City Time (NYCT). Time for the purpose of this paragraph is approximate. NBC reserves the right to advance or delay the starting time shown and the further right to expand or contract the program length indicated.

The program(s) hereunder are distributed across the country in various configurations which utilize live and tape delay transmission to stations. Specific information with respect to such transmissions is available on request. (0491)

14. COMMERICAL ENTITLEMENT

Each date listed in Part 1 represents a 30-second participation for commercial utilization in the program indicated, unless otherwise specified. (0489)

15. COMMERCIAL POSITIONS

The placement and designation of commercial positions shall be determined by NBC. NBC reserves the right to reuse any or all elements of the commercial format in each of the programs hereunder to include changing of commercial placement within programs. In certain program series, NBC retains the right to move within the same program a participation(s) from one day of the week to another day of the same week. NBC reserves the further rights to format the programs so as to accommodate any combination of commercial elements and to expand or contract any or all elements of the commercial format at any time to meet the competitive forces of the industry. (0489)

16. CAST COMMERCIALS

Cast Commercials, including placement thereof, are subject to the review and approval of NBC Advertising Standards and Sales Services. (0593)

17. PRODUCTS TO BE ADVERTISED

a. Protected Products. NBC will endeavor to avoid scheduling products competitive or antithetical to single-product commercials of at least 30 seconds duration within the commercial interruption (i.e. pod) in which such commercial is scheduled. Such competitive or antithetical avoidance is known as product protection. Product protection throughout this paragraph 17 applies only to other network advertisers obtained by the NBC Television Network.

Product protection will not be granted to commercials which are multi-product 30-second commercials nor to any commercial of less than 30 seconds in length.

Changes in designation of protected products may be made only upon receipt of NBC's approval Requests for such changes in designation must be submitted to the NBC Television Network Sales Department not less than 14 days prior to the desired date of such change(s).

b. Exclusive Basis Products. In certain programs, some products may be established as exclusive basis products which entitle such products to broader product protection than that which is indicated in subparagraph "a" above. The products (if any) granted such exclusivity and the extent of the product protection granted thereby is specified in Part I.

c. Non-Exclusive Basis Products. Advertiser's products other than protected products may be advertised hereunder on a non-exclusive basis providing NBC's approval has been obtained in advance in writing. The advertising of non-exclusive basis products is subject to discontinuance on 24 hours notice in the event the advertising of such non-exclusive basis products conflicts with product commitments made by NBC to others.

d. Other Products. Products other than protected and NBC approved non-exclusive basis products may not be advertised on any program hereunder. Commercials for such other products may be removed or deleted by NBC without prior notice and Advertiser will not be relieved of its obligation for any of the charges hereunder by reason of such removal or deletion.

e. Nature of Approvals. Approvals referred to above in this paragraph 17 must be obtained in writing from NBC. Approval of products or commercial material for compliance with NBC's Advertising Standards, while ultimately required under paragraph 7, does not constitute NBC's approval under this paragraph 17. (0593)

18. BILLBOARDS

- Certain programs provide billboards. The billboard is a brief announcement identifying the sponsor or partial sponsor of a program. It is not intended for use as a commercial announcement. If so indicated in Part I, Advertiser shall be allowed a billboard of the type and duration specified theorem Such billboard will consist of visual and/or audio material acceptable to NBC. Placement of billboards shall be designated by NBC and may be scheduled adjacent to billboards and/or commercials of other sponsors in the program. (0489)

19. LEAD-INS

Lead-in copy of a transitional nature may be used in certain types of programs. Such copy must be limited to five seconds in length and must be devoid of commercial sell and comparative references. The program host or other individual designated by NBC shall be made available for lead-ins. In no event may lead-ins be used separately from the commercial it was intended to be lead into, nor combined to form a longer lead-in. (0489)

20. AGENCY TERMINATION RIGHTS

If so provided in Part I, Agency shall have the right to terminate a portion of Advertiser's sponsorship, effective with the termination dates shown in Part I, on prior written notice to NBC as provided therein. (0593)

21. PROGRAM SUBSTITUTION AND TRANSFER

a. Program Substitution. Except as set forth in paragraphs 21c and 21d hereof, NBC may substitute another program for any program hereunder. In such event Advertiser's participation(s) will be scheduled by NBC in a replacement program(s) provided such replacement program(s):

i. is(are) of comparable quality with comparable demographics,
ii. is(are) available to advertisers on a participation basis,
iii. is(are) comparably priced, and
iv. present(s) no product or scheduling conflicts

c. Daytime Programs (Monday through Friday 9:00am 4:30pm NYCT). NBC has the right to change the time period and/or discontinue telecasting any or all of its Daytime Programs on reasonable prior notice. In the event of such discontinuance or time period change, Advertiser's participation(s),so affected will be transferred to a mutually agreeable substitute program(s) where available.

d. Unique Programs. The provisions of this paragraph 21 are not applicable to unique programs such as major sporting events, major award presentation programs, and coverage of a special news event. (0593)

22. IMPOSSIBILITY OF AGENCY PERFORMANCE

In the event Agency is unable or fails to supply agency material, NBC may, at its option, in addition to any other remedies which may be available to it, terminate this agreement forthwith, and upon such termination, Agency, Advertiser, and NBC will be relieved of further liability hereunder except with respect to obligations incurred or arising out of telecasts made prior to such termination. (0489)

24. PREEMPTION

a. General. NBC reserves the right to preempt all or any portion of any telecast of any of the programs hereunder in order to telecast events or programs of public importance, news reports, political programs, sports events, special programs, or special events. NBC agrees that in the event of such preemption, as much advance notice as is practicable will be given to Agency. In the event of a preemption involving the elimination of Advertiser's participation(s), NBC will be relieved of its obligation to telecast Advertiser's participation(s) hereunder and Agency will be relieved from paying any charges hereunder for the participation(s) so eliminated unless Advertiser's participation(s) are rescheduled as may be provided for elsewhere herein.

b. Partial Political. NBC also reserves the right to preempt the last five minutes of any telecast preceding an electron day generally observed throughout a majority of the United States. In the event of such five minute preemption which does not affect Advertiser's participation(s), the affected program will be edited to the required length at NBC's expense and there shall not be any adjustment in any of the charges hereunder to Agency. (0489)

25. NETWORK FAILURE TO TELECAST

In the event NBC fails to present over its network facilities any telecast hereunder because of unavailability of technical facilities, defect or breakdown of equipment or transmission facilities, labor dispute, government action, the unforeseen absence of a principal performer, or any cause beyond the control of NBC, whether of a similar or dissimilar nature, NBC's liability therefor shall be limited solely to cancellation of all charges to Agency hereunder for such affected telecast and such failure to telecast shall not constitute a breach of this agreement (0489)

26. LOSS OF SPONSORSHIP/AUDIENCE DEFICIENCY

For the purpose of determining loss, each participation shall be treated as a complete and separate sponsorship. Where split 30-second commercials, three contiguous announcements in a 60-second commercial, and 15-second commercials are utilized, each component shall be deemed a complete and separate sponsorship.

If NBC fails to carry all or any part of Advertiser's commercial to the extent that the substance of the commercial announcement is lost on the entire station lineup, NBC will negotiate in good faith for a makegood. (0491)

If NBC fails to achieve agreed upon audience delivery, NBC will negotiate in good faith and deliver a makegood no later than by the end of the calendar year following the end of a broadcast season. (0196)

27. INDEMNIFICATION AND DEFENSE

a. NBC Obligation. NBC agrees to indemnify and hold harmless Advertiser, Agency and their respective directors, officers, agents and employees against and from any and all claims, liability, loss and damage, including reasonable attorney's fees, caused by or arising wholly or in part out of the telecasting of NBC material hereunder and to defend at its own expense any litigation instituted by others against any of them resulting therefrom.

b. Agency Obligation. Agency agrees to indemnify and hold harmless NBC, the stations over which the sponsored telecasts are carried and their owners, the package producer of the program (if any involved) and the talent thereof and the other advertisers in the program and their agencies, and their respective directors, officers, agents and employees against and from any and all claims, liability, loss and damage, including reasonable attorneys' fees, caused by or arising wholly or in part out of the telecasting of Agency material hereunder and to defend at its own expense any litigation instituted by others against any of them resulting therefrom. (1062)

c. Distinction. For the purposes of this paragraph 27 only, Agency material (see paragraph 7a) shall be deemed to include ad lib acts or utterances of personnel furnished by Agency or Advertiser, and NBC material shall be deemed to include material furnished by LIBC as referred to in paragraph 6 and ad lib acts and utterances of personnel furnished by N-C and material furnished by other agencies or advertisers for the telecasts. NBC's acceptance or approval of Agency material will not affect Agency's obligation for defense and indemnification hereunder. (0489)

d. Control *of* Litigation. The indemnitor hereunder shall have full control of the defense of such litigation and may settle, compromise or adjust the same, provided, however, that the indemnitee, upon relieving the indemnitor in writing of the obligations imposed hereunder for defense and indemnification, shall have the right, if it so elects, to conduct such litigation at its own expense by its own counsel.

e. Notice and Duration. The following obligations for defense and indemnification shall be imposed only if (1) the indemnitee sends no the indemnitor timely written notice of first service of process upon the indemnitee and a timely written request to defend the litigation (such notice and request shall be deemed timely if given within a reasonable length of time after receipt of service by the indemnitee and a reasonable length of time prior to the date by which first response to such process is legally required considering all the circumstances; and (2) while such litigation is pending, the indemnitee upon request, shall furnish to the indemnitor all relevant facts and documentary material in the former's possession or under its control, and shall be its employees or other persons under its control with knowledge of relevant facts available to the indemnitor for consultation and as witnesses at their customary places of business. The indemnity right and defense obligations hereunder shall survive the termination or expiration of this agreement and of Agency's status as advertising agency for Advertiser. (1062)

29. ABSENCE, INCAPACITY, OR DEATH

The temporary or sudden absence for any reason, or death, of any regular principal performer, including but not limited to newscasters and sportscasters, on the program(s) hereunder will be accommodated for as NBC deems appropriate, by substitution of a performer of comparable stature or, if practicable, by writing out of the character portrayed or by substitution of another or comparable program. (1089)

30. USE OF NAME AND LIKENESS

Except for programs which consist of motion picture films, NBC hereby authorizes Agency and Advertiser to use and license others to use during the term hereof the title of the Program(s) and the name, sobriquet, biography and likeness of regular featured performers in the Program(s) for informative purposes and to advertise and publicize the network and the Program(s) through tune-in advertising either alone or in conjunction with the advertising of the protected products of Advertiser as designated hereunder. Names, sobriquets, biographies and likenesses of the regular featured performers will not be used without the prior written approval of NBC. No such use shall be for advertising (except as specifically above stated) or merchandising use nor for an express or implied endorsement of any product or service except upon the written permission of the person involved and NBC. No such use in connection with the Program(s) hereunder may continue beyond the termination of Advertiser's sponsorship in any such Program(s) or of the participation of such characters or persons in the Program(s), and Agency will take all reasonable steps to require discontinuance of utilization of any previously released display material involving any such use within 30 days after such termination. (0489)

For a sports program, the reference to featured performers is to the announcers furnished by NBC and not to any participant in the sporting event.

For programs which consist of motion picture films, the NBC authorization within this paragraph 30 shall be limited to the title of the program and shall not apply to the title of a specific motion picture nor to any of the featured performers of the motion picture film. (0465)

31. RIGHTS AND RESTRICTIONS ON USE OF TELECASTS

NBC may use or license to be used all or any part of the programs hereunder by or for the Armed Services and for telecasting in connection with documentary programs. Neither Agency nor Advertiser will authorize anyone to telecast or to utilize for any commercial purposes, other than for telecasts hereunder, the actual telecasts made by NBC, or any part of such telecasts, including material supplied by Agency, whether such other use of the actual telecasts be by means of tape or film, except for recording of Agency material specifically authorized and released in accordance with applicable NBC policy. Nothing herein contained shall prevent Agency from making subsequent use of Agency material (as distinguished from telecasts by NBC of such material) (1185)

32. MATERIAL AND PROPERTY OF AGENCY OR ADVERTISER

Material or property (other than recorded commercial material) furnished by Agency or Advertiser for use on or in connection with the telecasts hereunder must be removed from NBC areas at Agency's expense within six days after the date of program performance, and if not so removed, Agency will be billed and will pay storage charges effective commencing the day following the date of program performance. All recorded commercial material which has not been telecast for a period of 45 days will be destroyed. If Advertiser submits a written request to NBC to return such recorded commercial material prior to the expiration of the 45 day period, NBC will endeavor to comply at Agency's expense. Agency and Advertiser hereby release NBC from any liability arising out of damage to or loss of any material or property furnished by Agency or Advertiser for use on or in connection with telecasts hereunder except for damage or loss caused by the demonstrable negligence of NBC or its employees. In no event will NBC be responsible for damage to or loss of any such material or property left with NBC for any extended period except such material or property so left pursuant to written agreement of the parties specifically identifying the same. Unless otherwise agreed to in writing, NBC retains title to all scenery, props, costumes and othbr material furnished by NBC. (0489)

NBC will be under no liability with respect to the handling or forwarding of audience mail addressed to NBC or the stations listed in the Station List intended for use by or for the benefit of Agency or Advertiser. (0672)

33. PARTIES

This agreement is entered into for Advertiser by Agency as Advertiser's agent. Agency represents and warrants that it is the duly authorized agent of Advertiser for the purposes of this agreement and the matters contemplated hereby and that its arrangements with Advertiser specifically contemplate the placement of the advertising herein provided and the servicing thereof and the allowance of agency commission as herein provided. It is understood that Agency functions as paying agent for Advertiser hereunder and in no sense as an agent or representative of NBC and that Advertiser will continue to be obligated for all payments due to NBC hereunder until the actual receipt thereof by NBC. (1062)

If at any time during the term hereof Agency ceases to be the advertising agency for Advertiser, the then rights and duties of Agency herein shall, subject to the provisions of paragraph 27 hereof, inure to the benefit of and be binding on any other advertising agency, acceptable to NBC as to financial responsibility, designated by Advertiser in writing to NBC therefor. If this agreement is executed by Advertiser rather than its advertising agency, or if at any time during the term hereof Agency ceases to be the advertising agency for Advertiser, and if NBC has not exercised its right of termination under paragraph 22, and Advertiser has not designated to NBC in writing another advertising agency similarly acceptable, the term "Agency" shall mean "Advertiser" (0489)

34. NOTICES

Notices to Agency and NBC hereunder shall be given by personal delivery, postpaid mail, or overnight courier service to the Agency at its address and to the person if any, shown in Part I and to NBC at 30 Rockefeller Plaza, New York, New York 10112, attention of President, Sales, Television Network the date of such personal delivery, mailing, or delivery to courier service shall be deemed the date of service. (0196)

35. GENERAL PROVISIONS

This agreement is made subject to all Federal, State and Municipal laws and regulations now or hereafter in force and is not assignable in whole or in part, except as otherwise herein specifically provided, without the consent of NBC and shall be governed by the laws of the State of New York excluding all principles of referral to the laws of other jurisdictions which might otherwise be applicable under doctrines of conflicts of laws. Agency and Advertiser represent and warrant that this agreement represents a sponsorship arrangement exclusively between NBC and Advertiser and that no subordinate arrangement or other sale or exchange has taken place or will take place between Advertiser and any other person or entity. Waiver of rights resulting from breach of any provision hereof shall not be deemed to constitute a waiver of rights resulting from any previous or succeeding breach of the same or any other provision Except as herein otherwise specifically provided, this agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and may not be changed, modified, renewed, extended or discharged except by an agreement in writing, signed by the party against whom enforcement of the change, modification, renewal, extension or discharge is sought. (0593)

Sports Program Supplier Disclosure Letter

EX. B

National Broadcasting Company, Inc.
30 Rockefeller Plaza
New York NY 10112

Attn: Director, Sports & Program Compliance

Gentlemen:

This refers to the contractual arrangements between you and us relating to ____ of which we are the supplier.

We warrant that we are familiar with Section 507 of the Communications Act of 1934 and that we shall file with you a disclosure statement in the form annexed hereto as promptly as possible and prior to broadcast of the subject event.

It is agreed that each athlete or person participating or appearing in the program or sports event shall execute a Section 507 Athlete Form of the type furnished herewith, or that the language of this form shall be incorporated in each person's contract.

Any arrangements calling for broadcast credit or air exposure in exchange for furnishing props or other matter for use on or in connection with the program or sports event shall be submitted in advance to the Compliance & Practices Department for approval. After such approval has been given, we shall obtain the appropriate Section 507 Form (of the type furnished herewith) from the entity supplying such matter. We acknowledge that any arrangements calling for broadcast credit or air exposure in consideration of being furnished transportation, accommodation or wardrobe shall be made only by NBC.

In addition to the foregoing, we agree that there shall not be included in any program or sports event, either visually or verbally, any person, matter or thing, in which we or any employee of ours has a financial interest, direct or indirect, or for the inclusion of which any consideration or gratuity has been paid or agreed to be paid to us or to any employee of ours by other than NBC without obtaining the consent of NBC's Department of Compliance & Practices after revealing to said Department all of the circumstances and financial arrangements in connection therewith.

We warrant that we shall disclose to you any arrangements between us and any entity whereby such entity has the right of selection, approval, removal or consultation as to any broadcast announcer (including "color" and play-by-play announcers) for the sports event or any arrangement whereby payment to any such announcer for his services is made directly or indirectly by any entity other than NBC.

We further agree to comply with all applicable NBC rules, legal responsibilities, and business, programming and broadcast standards policies, including without limitation the NBC Sports Policy Guidelines and the directives of NBC's Department of Broadcast Standards and Compliance & Practices, and to furnish to said Compliance & Practices Department copies of all correspondence received alleging any irregularity in the program or the sports event. We agree to cooperate with the NBC Compliance & Practices Department in its review of the methods and operations of the program or the sports event in order to assure compliance with its requirements. We further agree that no contest or other promotion shall be undertaken during or in connection with any televised sports event without first obtaining the approval of the Compliance & Practices Department to the basic premise, the copy or other materials to be used, the security provisions, and the overall fairness and integrity of the contest or promotion.

We acknowledge that in continuing to broadcast the program you are relying on the foregoing warranties and representations, and that a breach of any such warranty or representation shall constitute a material breach of the contractual arrangements between you and us.

________________________ (Supplier)

By: ________________________ (Name)

________________________ (Title)

Dated: ________________________ 19____

NBC SPORTS

May 29, 2002

Association of Volleyball Professionals, Inc.
1800 Rosencrans Avenue
Building #7, Suite 310
Manhattan Beach, CA 90266
Attn: Leonard Armato, CEO

Re: Production Agreement

Ladies and Gentlemen:

This will confirm the agreement (the "Agreement") between NBC Sports, a division of National Broadcasting Company, Inc. ("NBC") and Association of Volleyball Professionals, Inc. ("AVP"), with respect to the production of telecasts of the Events. As used herein "Event(s)" and "Program(s)" shall have the respective meanings set forth in the time buy agreement of even date herewith between NBC and AVP (the "Time Buy Agreement").

1. In consideration for the Production Fees (as defined below) to be paid by AVP to NBC under the terms of this Agreement, NBC agrees to produce the Programs for live telecast over the NBC television network.

NBC agrees to produce network-quality Programs in a manner consistent with the technical and program standards for NBC's production of similar sports competitions. In this regard, NBC will, with respect to each program, (a) provide all production personnel, (b) provide all necessary television broadcast equipment, and (c) uplink and transmit the live signal of the Programs to the NBC television network (the "Production Services"). NBC will also tape semi-final or earlier competition(s) to hold for telecast in lieu of the Programs in case of a rainout.

NBC will deliver to AVP in digibeta or Beta SP format a "clean" line-cut version of each Program without NBC graphics, replay moves, network bug or any network branding; with straight cut in and out of replays; 15 - 20 additional scenic beauty shots not included in the Program as telecast on NBC; line-cut to pull up time; graphic backplates and full page scores as well as cover time-outs and TV timeouts. Audio will be split (Ch. 1 announcers, Ch. 2 all nat. sound)

For avoidance of doubt, it is agreed and understood that the production of off-site feature(s) shall be determined by NBC in its sole discretion. Unless otherwise agreed in writing, if NBC elects to produce off-site feature(s) for any Program, the cost thereof is included in the

Production Fee and no additional amounts shall be due from AVP and NBC shall be responsible for clearing any music or third party content included in such features to the extent NBC deems necessary in connection with the telecast of the Programs on the NBC television network and shall provide AVP with copies of such clearances, if any.

The Production Services do not include production or provision of any equipment or production services for or on behalf of any international or other rightsholders, unless otherwise agreed in writing and if agreed may require payment of additional fees.

NBC agrees that the Programs produced by NBC hereunder shall be deemed "works-made-for-hire" for AVP under applicable laws and that NBC shall not have any ownership interests therein. NBC agrees to execute usual and customary assignments as necessary to effect the foregoing.

2. In consideration for the Production Services to be performed by NBC under the terms of this Agreement, AVP agrees to pay NBC production fees (collectively, the "Production Fees") as follows:

2002 $[redacted] per Program (i.e., $[redacted] total)
2003 $[redacted] per Program (i.e., $[redacted] total)
2004 $[redacted] per Program (i.e., $[redacted] total), *if extended*
2005 $[redacted] per Program (i.e., $[redacted] total), *if extended*

If the AVP Option is exercised under the separate Time Buy Agreement between NBC and Rights Owner in any calendar year, the total Production Fees due shall be increased proportionately.

NBC shall invoice AVP for the Production Fees due for each Event and such Production Fee shall be payable by check or by wire transfer as set forth below:

Bank: J.P. Morgan Chase
ABA: 021000021
Address: 1 Chase Manhattan Plaza
New York, NY 10005
Account Number: 038-1-063114
Name: National Broadcasting Company, Inc.
Bank Contact: Andrea Spaeth
Telephone: 212-552-5225

The Production Fees shall be paid as follows: 50% not later than 10 business days prior to the applicable Event and 50% within 10 business days of the telecast.

AVP shall specify on the wire transfer the name of the Event to which the payment relates. NBC may redirect any wire transfer to be made by AVP in payment of the Production Fees so long as written notice is received by AVP at least ten (10) days in advance of the date such wire transfer is due to be made.

3. AVP shall be obligated, at no additional cost to NBC, to: (a) provide access to all elements of the Events, including, without limitation, the site, the participants and all contiguous activities, (b) provide NBC personnel access to the site and associated areas in sufficient time for a proper technical set-up, and (c) provide NBC or its designee the right to install and maintain at, and remove from, the site and associated areas, in a manner that does not interfere with the conduct of the Events, such wires, cables and apparatus as NBC or its designee deems reasonably necessary for telecasting the Events, including an acceptable mobile unit parking area and tower and platform position for both commentators and cameras.

4. AVP represents and warrants to NBC that it has the authority to enter into this Agreement and make the arrangements contemplated herein. AVP agrees to defend, indemnify and hold NBC, its officers, directors, employees and agents harmless against any claims, actions, judgments, liabilities and losses (including reasonable outside attorney's fees), arising, wholly or in part out of the negligence or misconduct of AVP, its officers, directors, employees, agents or independent contractors, or out of a breach by AVP of the representations, warranties and agreements contained herein.

5. NBC represents and warrants to AVP that it has the authority to enter into this Agreement and make the arrangements contemplated herein and perform its obligations hereunder. NBC agrees to defend, indemnify and hold AVP, its officers, directors, employees and agents harmless against any claims, actions, judgments, liabilities and losses (including reasonable outside attorney's fees), arising, wholly or in part out of the negligence or misconduct of NBC, its officers, directors, employees, agents or independent contractors, or out of a breach by NBC of the representations, warranties and agreements contained herein.

7. If an Event is substantially interrupted, postponed or canceled due to an event of *force majeure* (e.g., act of God, labor dispute, government regulations, orders or decrees, acts of a public enemy, terrorism, war or other calamity, natural disaster or other exigency) beyond the control of AVP, AVP shall be obligated to reimburse NBC for all actual out-of-pocket expenses incurred by NBC in connection with the production or anticipated production of such Event, which sum shall not exceed the applicable Production Fee, within thirty (30) days of the receipt of an invoice detailing such expenses from NBC. NBC shall use best efforts to mitigate such out-of-pocket expenses.

If an Event is cancelled by AVP on less than 60 days notice for any reason other than the occurrence of an event of *force majeure*, the Production Fees payable hereunder shall be due and payable in full without adjustment to amount or payment date.

If the Event is not affected by an event of force majeure but NBC is unable to produce a Program due to such *force majeure* beyond the control of NBC, then NBC shall be relieved of its obligations hereunder with respect to such Event and AVP shall be released from all payment obligations with respect to such Event not produced by NBC. If any portion of the Production Fee for such Event that was paid in advance, NBC shall credit such amounts against the Production Fees due in connection with the next Program to be produced hereunder, or if there

is no such future Program, NBC shall refund such amounts which were paid in advance within 30 days.

8. This Agreement shall become effective as of the date hereof and shall terminate not later than thirty (30) days following the last scheduled live telecast of a Program that is the subject hereof. If the Time Buy Agreement is extended in accordance with the terms thereof, this Agreement shall also extend so as to terminate concurrently with the Time Buy Agreement and the terms and conditions set forth herein with respect to 2004 and 2005 shall apply.

9. The parties are acting herein as independent contractors. Nothing herein contained shall create or be deemed as creating a partnership, joint venture or agency relationship between the parties, and no party will have the authority to bind the other in any respect.

10. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

11. Each party hereto agrees to comply with all applicable local, state and federal laws, rules, regulations and ordinances. AVP agrees to cooperate to the extent reasonably possible with NBC requests to the extent such requests are made to permit NBC to remain in compliance with collective bargaining agreements to which NBC is a party, to the extent such agreements apply, if at all

12. This Agreement may not be assigned or transferred by either party without the prior, express written consent of the other.

13. This Agreement together with the Time Buy Agreement contains the entire agreement between the parties relating to the subject matter hereof. All prior agreements relating to the subject matter hereof which are not contained herein are superseded by this Agreement. This Agreement may not be amended, revised, or any provision waived except by a written instrument executed by the party against which enforcement of the amendment, revision, or waiver is sought.

14. All of the terms of this Agreement shall apply to, be binding upon and inure to the benefit of the parties hereto, their respective permitted assigns, and successors, and all other persons claiming by, through or under the parties.

15. If either party fails to enforce any of the provisions of this Agreement or of any of its rights or fails to exercise any election provided in this Agreement, it will not be considered to be a waiver of those provisions or elections or in any way affect the validity of this Agreement. The failure of either party to exercise any of these provisions, rights or elections will not preclude or prejudice such party from later enforcing or exercising the same or any other provision, right or election which it may have under this Agreement.

16. All representations and warranties and indemnities shall remain in full force and effect throughout the term of this Agreement, and shall survive this Agreement.

17. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions.

Please indicate your acceptance and agreement by signing in the space indicated below.

Very truly yours,
NBC Sports, a Division of
NATIONAL BROADCASTING COMPANY, INC.

By: ______________________
Name: JONATHAN MILLER
Title: SVP

ACCEPTED AND AGREED:
ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: ______________________
Name:
Title: